UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2010
Endurance Specialty Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 278-0440
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On February 17, 2010, Kenneth J. LeStrange notified the Board of Directors of Endurance Specialty Holdings Ltd. (the “Company”) that he would retire from his role as President and Chief Executive Officer of the Company effective as of March 1, 2010 and that he would continue in the role of Chairman of the Board of the Company until March 2, 2011. In connection with this notification, on February 26, 2010, the Company and Mr. LeStrange entered into an employment agreement for the position of Chairman of the Board of Directors of the Company which is attached hereto as Exhibit 10.1 and is incorporated herein by reference (the “Employment Agreement”).
Mr. LeStrange will serve as Chairman of the Board of Directors for one year for a base salary of $350,000. On March 1, 2010, Mr. LeStrange will receive a grant of annual incentive compensation and of restricted shares in accordance with the Company’s annual and long-term incentive plans, but will no longer be eligible for such incentive compensation after March 1, 2010. All restricted shares previously granted to Mr. LeStrange prior to March 1, 2010 will continue to vest in accordance with their original vesting schedule through March 2, 2011. Any unvested restricted shares will lapse upon Mr. LeStrange’s departure from the employ of the Company on March 2, 2011. Mr. LeStrange will also be entitled to certain of the benefits included in his existing employment agreement, including reimbursement for certain housing and commuting expenses and related tax-gross ups, continued participation in the Company’s 401-K plan, continued health, dental, vision and life insurance benefits and indemnification and liability insurance.
Mr. LeStrange will also be subject to the non-competition provision included in his current employment agreement through March 2, 2011 and will be subject to a similar non-competition provision for four months following his departure from the role of Chairman of the Board of Directors. Mr. LeStrange will also be subject to a non-solicitation agreement for one year following his departure from the Board of Directors.
In the event of separation of Mr. LeStrange’s service from the Board of Directors prior to March 2, 2011, he will be entitled to severance which, depending upon the circumstances of the his separation, may include accrued base salary through the date of separation, additional base salary, payments in lieu of unvested long-term incentive compensation, a continuation of medical and life insurance benefits for up to one year, accrued and unpaid vacation days, reimbursement of business, tax preparation and housing expenses and other employee benefits to which employees of the Company are generally entitled.
Concurrent with the execution of the Employment Agreement, the Company entered into a new indemnification agreement with Mr. LeStrange. A copy of the form of indemnification agreement (the “Indemnification Agreement”) is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The Indemnification Agreement provides that the Company will indemnify Mr. LeStrange to the full extent permitted by Bermuda law. In addition, the Indemnification Agreement provides for the reimbursement by the Company of Mr. LeStrange’s expenses related to the defense of claims arising from the executive’s services as a director, officer, employee, agent or fiduciary of the Company. In the event indemnification is unavailable to Mr. LeStrange, the Indemnification Agreement specifies contribution. Under the Indemnification Agreement, Mr. LeStrange’s right to indemnification is terminated in the event the claim arises from Mr. LeStrange’s fraud or dishonesty in relation to the Company. In addition, Mr. LeStrange’s right of indemnification is limited where payment is to be made from another source, where indemnification is prohibited by law or where the claim arises as a result of liability under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.
The Indemnification Agreement also specifies the minimum levels of directors’ and officers’ liability insurance to be purchased by the Company, the procedure for the determination of Mr. LeStrange’s entitlement to indemnification by the Company and the procedures to be followed in connection with the defense of third party claims subject to indemnification.
The foregoing summaries of the terms of the Employment Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Indemnification Agreement attached hereto as Exhibits 10.1 and 10.2, respectively.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

10.1	Non-Executive Chairman Employment Agreement, dated February 26, 2010, by and between the Company and Mr. Kenneth J. LeStrange

10.2	Form of Indemnification Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: March 1, 2010

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Non-Executive Chairman Employment Agreement, dated February 26, 2010, by and between the Company and Mr. Kenneth J. LeStrange

10.2	Form of Indemnification Agreement